CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K/A

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

June 5, 2008

Date of Report

(Date of Earliest Event Reported)

EDGEWATER FOODS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Professional Drive, Suite 310, Gaithersburg, Maryland 20878

(Address of principal executive offices (zip code))

(250) 757-9811

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 8 – Other Events

Item 8.01: Other Events

On May 30, 2008 we filed a Current Report on Form 8-K to disclose our entry into a Series D Convertible Preferred Stock Purchase Agreement with one accredited investor whereby such investor is committed, subject to the satisfaction of certain closing conditions, to purchase $1,500,000 of our Series D Preferred Shares.  Although at the time of the Report, we believed and stated that the closing would occur within 2 business days of such Report, we are filing this amendment to our May 30th 8-K, to disclose that the parties are still completing certain closing conditions and therefore the closing of the financing has not yet occurred.  Although we expect the remaining closing conditions to be satisfied within the next few business days and will close immediately thereafter, if the conditions to be satisfied are not fully met in a timely fashion, the transactions described in our May 30, 2008 Report may not occur.

The foregoing information has been disclosed herein as it is material to the private equity financing and should not be construed as an offer to sell or solicitation of an offer to buy our securities.  The securities to be sold in the private equity financing will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Edgewater Foods International, Inc.

By:  /s/ Robert Saunders

Robert Saunders

Chief Executive Officer